EXHIBIT 99.1

Transcript of certain portions of investor conference call held on October 25, 2004

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2005 Peak International earnings conference call. My name is Liz and I will be your coordinator for today.

(OPERATOR INSTRUCTIONS)

I would now like to turn the call over to your host for today’s presentation, Mr. Jack Menache, vice president. Please proceed, sir.

Jack Menache - Peak International - VP, Administration, Secretary and General Counsel

Yes, good morning and welcome to Peak International Limited second quarter conference call. We are in Shenzhen, China where it’s 10 p.m. Monday night. In a moment, I will turn the call over to Cal Reed, Peak’s CEO and chairman, who will comment on the company’s performance and the state of our industry.

Following Cal, Bill Snyder, Peak’s CFO, will discuss Peak’s financial performance. Our discussion today will be simulcast so that all investors will have access to the information discussed on this conference call.

We will make forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These and other forward-looking statements are not guarantees of future results and are subject to risks and uncertainties, including, among others, intellectual property rights of third parties, patent litigation in Taiwan, difficulties related to working in the PRC, including relationships with the local PRC government and our processing partner and health issues and their potential effect on our factory and customers, market demand for the company’s products, increasing competition, issues related to costs of manufacturing, availability and pricing of new and recycled raw materials, including petroleum based materials, the possible reevaluation of the PRC currency, any future economic downturn, and other matters that could cause actual results to differ materially from projections made in this conference call.

Additional risks are detailed in the company’s filings with the Securities and Exchange Commission, including the company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K for the fiscal year ended March 31st, 2004. The company assumes no obligation to update information provided during this conference call.

I will now turn the call over to Cal Reed.

Cal Reed - Peak International - CEO and Chairman

Thank you, Jack, and good morning. And thanks for joining us today.

The second quarter was disappointing as higher petroleum prices drove costs up and profits down. We saw sales drop after a healthy first quarter. We focused on maintaining market share and saw prices decline despite the increases in raw material prices. On the brighter side, after nearly five years of effort we have finally entered into a contract for the sale of the incomplete factory in Shenzhen. We have received a partial payment of about $3 million of the 7.5 million purchase price. We expect the sale to close by the end of the calendar year. A portion of the funds will be held in escrow for approximately two years to cover contingencies.

I am pleased to announce that Robert Ganter has joined Peak as its vice president of Quality. Bob holds a PhD in mechanical engineering from the University of Michigan and has extensive industry experience. Bob is located in Shenzhen.

We have made shipments of disc caddies for revenue in this quarter. We have also expanded our customer base for disc drive trays. We expect that the revenue from these products will become meaningful in the coming quarters as we ramp these product lines. We will be focusing on bringing our expenses in line with our income. My goal is to return to profitability as quickly as possible. And thank you for your support.

I will now turn the call over to Bill Snyder who will comment on our financial performance.

Bill Snyder - Peak International - CFO

Thanks, Cal. The quarter was disappointing as a series of developments converged on us and impacted the quarter. There was a falloff in semiconductor demand as customers rebalanced their inventories, a further increase in the cost of raw materials driven largely by the price of oil, and additional inventory reserves due to falling demand and higher costs.

Revenue was up year over year 10%, but down 1.2 million, or 6%, from the preceding quarter. While disc drive tray sales increased over the prior quarter, semiconductor tray revenue fell about 9.5%. This reduction was a combination of reduced volume, about 6.7%, and an ASP decrease of slightly less than 3%.

Disc drive tray sales increased by almost 50% from last quarter’s very low run rate. Volume increased more than 100%, but was offset by a drop in ASPs of approximately 26%. This ASP drop was mix related as we shipped more head assembly trays and fewer automation trays. Revenue for tape and reel products decreased by about 1.6% from the prior quarter. Volume for tape was up while prices were down, more than offsetting the volume increase. Reels had lower volume, but slightly higher prices.

Tube revenue declined by more than 6% compared to last quarter, with volumes increasing slightly by 2%, while ASPs fell almost 8.5%. As Cal mentioned, we shipped small quantities of our newest product, disc caddies, and we’re optimistic that this market will continue to develop.

Gross margin as a percent of sales deteriorated from the 29.9% recorded in the prior quarter to 16.7% in this quarter. To a limited extent, this was caused by the reduced pricing just covered, but more importantly, raw material costs have risen dramatically again as our suppliers raised their prices to reflect increased petroleum costs.

A barrel of oil has gone from sub-$32 per barrel when we created our financial model entering this fiscal year, to $47 per barrel at the end of September and now has exceeded $55 per barrel. While our suppliers don’t change their pricing every morning to reflect last night’s closing price for a barrel of oil, they certainly have implemented significant price increases over the past few months.

I’m going to give you some price increase on some key raw materials. One of the principle materials for disc drive trays has increased 11.5% effective from July 2004. Another has increased 9.7% since January 2004.

On semiconductor trays, last quarter we told you about a program where we had substituted a lower cost material for some traditional formulations. Since July, that supplier has raised price 15% and has indicated further price increases are forthcoming.

We consume more than 75 tons per month of this material so that impact is significant. Another supplier of a similar material with similar consumption has raised prices 5% since July. A host of other smaller materials in terms of usage for trays has gone up in the 15 to 50, five oh, range since January 2004.

Prices for recycled trays have risen typically anywhere from 10 to 40%, depending on formula and quantity, since January 2004. Carrier tape raw materials have all increased, with the largest item by volume increasing 58% since January, with other materials increasing in a range from 13 to 56%. For reels, raw material prices have increased a range of 34 to 44% since January 2004.

Raw materials for tubes have increased 13 and 14% since January 2004. Raw material for disc caddies have increased anywhere from 5 to 45%. I gave you all this data to give you a sense of our current cost environment. This quarter’s cost of sale and resulting low gross margin percentage is partially a result of the previously described cost increases.

Also this quarter Peak recognized some $1.2 million of inventory charges. Let me give you some detail. Between the impact of increasing costs, driven primarily by raw material prices and ASP declines, we’ve booked $530 thousand of lower of cost or market reserves, including 220 thousand for tubes, 188 thousand to tape and reel, and 150 thousand for recycled trays. We also wrote off about $110 thousand of scrap this quarter.

Certain finished goods and work in process that should have been reserved as either obsolete or slow moving, had not been reserved. We charged our income statement almost $500 thousand to get these reserves in line with our inventory valuation criteria. I would add that the plant controller is no longer with us and we’re in the process of replacing him.

Finally, with the price increases in inbound raw materials, we have been sustaining large purchase price variances. We had more than 300 thousand in purchase price variance this quarter, approximately 100 thousand hitting this quarter’s P&L, with a residual hitting Q3.

Expenses below the gross margin line were in line with the lower revenue. G&A decreased by about 30 thousand from the prior quarter due to decreased travel expense. Sales and marketing cost decreased by approximately 110 thousand from the prior quarter due to reduced commissions paid to sales reps and lower freight and delivery costs, both of which generally vary with revenue levels. Other expenses were consistent with the prior quarter at $84 thousand and with the result of unfavorable foreign currency translations of Taiwanese and Singaporean currencies.

Interest income was up slightly from the prior quarter. We recognized a tax benefit of $491 thousand. 340 thousand of this credit was a result of Peak’s settlement of a multi-year dispute with the Hong Kong Island Revenue Department. This dispute has been ongoing, dating back as far as 1996. After lengthy negotiations, Peak prevailed in getting relief on interest computed by the IRD. You will note that greater than $5 million of tax payables on the liability side of Peak’s balance sheet and greater than $5 million of tax receivables from the asset side of the balance sheet are now both gone.

Peak and the IRD are in agreement on a going forward basis as to how Hong Kong taxes are to be calculated. For the quarter we had a loss of $1.5 million, or 12 cents per share, compared to a loss of 5 cents per share one year ago, and a profit of 3 cents per share last quarter.

With respect to the balance sheet, even though we sustained a large loss, cash grew $277 thousand from the last quarter. The principle reason is that depreciation was $1.7 million, while new capital assets acquired were .7 million, or a positive cash benefit of $1 million. Further, we reduced accounts receivable by almost 300 thousand, increased accounts payable by 100 thousand, and reduced inventory by approximately 350 thousand. Because of a reduced sales level, even though accounts receivable decreased, Peak’s DSOs went from 66 days last quarter to 69 days this quarter.

Had we not taken inventory reserves, net inventory would have increased as the slowdown in the semiconductor segment caused Peak to adjust build plans during the quarter. One other item that has been on our balance sheet for a long time is our never-occupied incomplete factory. We had good news on that as we have signed a contract to sell the building for approximately $7.5 million.

At this point I’m now going to turn the call back over to Cal.

Cal Reed - Peak International - CEO and Chairman

Thank you, Bill. And now we will open the session for your questions.

QUESTION AND ANSWER

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Operator

And your next question comes from the line of Patrick Walker (ph) of Walker Smith Capital. Please go ahead, sir.

Patrick Walker - Walker Smith Capital - Analyst

Hey, guys. Good evening in Shenzhen, I guess.

Cal Reed - Peak International - CEO and Chairman

Yes.

Patrick Walker - Walker Smith Capital - Analyst

Could I get a little more — Bill, I’m not sure I fully understood. You said there’s 1.2 million of total charges on the quarter here, inventory charges?

Bill Snyder - Peak International - CFO

Yes. With regard to inventory, yes.

Patrick Walker - Walker Smith Capital - Analyst

Are there other charges?

Bill Snyder - Peak International - CFO

No, I was just — I mentioned 1.2 and then gave you some further breakdown as to whether it was lower of cost or market or slow moving or scrap or whatever...

Patrick Walker - Walker Smith Capital - Analyst

...that’s all going to be in cost of goods sold?

Bill Snyder - Peak International - CFO

Yes.

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